*       *       *       *       *

EXHIBIT 21

                        Subsidiaries –  Landway Nano Bio-Tech Group, Inc., a Delaware corporation - 100% ownership

Shandong Spring Pharmaceutical Co., Ltd., a People's Republic of China corporation - 100% ownership